Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Longeveron Inc. on Forms S-1 [File Nos. 333-252234, 333-261667, 333-272946, 333-275578 and 333-276745], S-3 [File No. 333-264142] and S-8 [File Nos. 333-253141 and 333-272938] of our report dated February 27, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Longeveron Inc as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Longeveron Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum LLP

Hartford, CT

February 27, 2024